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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC PARK CITY CAPITAL OFFSHORE MASTER, LTD. MICHAEL J. FOX JOHN M. MUELLER

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Park City Capital Urges Shareholders to Take a Closer Look at the

Troubling Track Record of the ARI Network Services, Inc. Board

DALLAS, TX, November 30, 2016 – Park City Capital, LLC, the beneficial owner of approximately 5.7% of the shares of ARI Network Services, Inc. (Nasdaq Capital Market: ARIS) that has initiated a proxy contest to elect two new directors to ARI’s six-member staggered board at ARI’s annual meeting to be held on January 5, 2017, urges shareholders to take a closer look at the troubling track record of the ARI board before casting their votes.

ARI’s audit chair was Chairman and officer of a public company he founded that was charged by the SEC with a massive multi-year accounting fraud

ARI has noted that two of three of its audit committee members are up for election at the upcoming annual meeting. Although the ARI board is re-nominating William C. Mortimore for election to the board and continued service as its audit committee chairman, ARI has failed to disclose that Mortimore was Chairman of the Board and an officer of a public company founded by him that was charged by the SEC with a massive multi-year accounting fraud.

Mortimore founded Merge Healthcare Inc. in 1987, serving as a director from 1987-2006, President and CEO from 1987-2000, Chairman of the Board and Chief Strategist from 2000-2006, and interim CEO during 2006. Mortimore was forced to resign all of his positions with Merge on July 2, 2006 as a result of his alleged involvement in a multi-year accounting fraud that led to an SEC investigation and charges being filed against the company’s CEO Richard Linden and CFO Scott Veech. Merge was required to restate its 2002 through 2005 financial statements that were filed with the SEC.

Merge settled the charges with the SEC in 2009. The SEC’s complaint alleged that the company’s CEO and CFO had engaged in fraudulent accounting practices that caused Merge to significantly overstate its net revenues and net income and “ultimately cost the company more than $500 million in market capitalization.” In the settlement, the CEO was required to pay $590,000 in fines, and the CFO was required to pay $280,000 in fines, and they were both barred from serving as an officer or director of a public company for five years. Merge was permanently enjoined from future violations of the internal controls, books and records, and reporting provisions of the federal securities laws. “The company’s weak and ineffective internal controls allowed these corporate executives to carry out the fraud,” stated Merri Jo Gillette of the SEC.

In a 2012 brief filed by Merge in connection with litigation asserted by Mortimore, Merge stated that in January 2006 the company began receiving anonymous whistleblower letters alleging that “members of Merge’s senior management, including Mortimore, were engaged in an elaborate revenue recognition scheme to make it appear as if Merge was more successful than it really was,” that the company uncovered that “Mortimore…had interfered in the audit confirmation process by instructing a customer on how to respond to an audit confirmation letter,” and that the company’s board of directors subsequently sought and received Mortimore’s resignation from all positions with the company. Mortimore’s litigation against the company for severance and indemnification was unsuccessful, and Mortimore entered into a settlement agreement with Merge pursuant to which he agreed to issue a statement of regret to Merge’s board of directors and was required to reimburse a portion of Merge’s legal fees incurred in defending against his litigation.

Seemingly lacking any awareness of his poor record of financial oversight, Mortimore stated in a June 2016 ARI press release, when discussing his nomination of ARI’s CFO Bill Nurthen for CFO of the Year, “As an entrepreneur and founder of a publicly traded company, an ARI board member since 2004 and chairman of the audit committee since 2008, I have hired and worked with several CFOs. Bill is the winner.”

We are gravely concerned about Mortimore’s role as overseer of ARI’s financial accounting and internal controls. Even more concerning is the apparent lack of awareness on the part of Mortimore and the ARI board regarding his embarrassing track record on financial oversight.

ARI’s growth strategy has benefited management at the expense of shareholders

ARI has offered nothing more than a one-paragraph defense—filled with financial statistics we believe are misleading—to defend its track record and “growth plan” for the company. Although the company has increased its revenue through its acquisition program, shareholders should note the following:

•	Although ARI has spent at least $40.5 million on acquisitions since 2012, its adjusted EBITDA per share has increased only 9% over this time.

•	ARI’s net income has declined from $2.4 million in fiscal 2011 to $1.7 million in fiscal 2016.

•	ARI has significantly higher SG&A as a percentage of sales than its peer companies, significantly lower operating margins, and an unacceptably low return on invested capital (4.8% in fiscal 2016).

•	ARI’s acquisition-led growth has not translated into shareholder gain when measured in EBITDA per share or net income per share, both of which are lower than five years ago.

•	ARI has imposed massive dilution on shareholders since fiscal 2011, increasing outstanding shares from 7.9 million at July 31, 2011 to 17.4 million at October 20, 2016.

•	ARI paid approximately 2.6x revenue for Auction 123, its most recent acquisition, when ARI itself currently trades at only 1.8x forward revenue.

•	ARI’s executive compensation as a percentage of net income over the past three years (139%) greatly exceeds the level of its peers.

•	Since fiscal 2011, while management’s growth strategy has resulted in cumulative net income to shareholders of only $3.0 million, management has received $5.8 million in cumulative executive compensation.

We believe these results demonstrate why ARI’s stock trades at a significant discount to its peers, but also why management is incentivized to continue to pursue the growth strategy that has not produced returns for shareholders. The stock price increases cited by ARI reflect carefully chosen starting points and are largely the result of the overall market recovery since the severe market lows of the Great Recession in 2008/2009.

One of the primary reasons we believe a private equity firm would be willing to pay a significant premium to acquire ARI is because under private ownership ARI would have much greater access to capital and greater operational freedom to make significantly larger and likely more frequent acquisitions. Management’s relatively poor operational performance would not have as much of a negative impact.

We believe that ARI can be sold today for the same price that management aspires to achieve over the next 3-5 years through its growth strategy. We believe the ARI board should lock-in that premium for shareholders now and avoid the risk that management may fail to execute on its business plan or there is a decline in the M&A market or the economy in general. We believe ARI can be sold now for what management believes it can achieve over 3-5 years. Based on the above, we believe ARI’s reason for delay is obvious.

We believe ARI’s board is dishonest to shareholders and cannot be trusted

Park City Capital raises the following questions for consideration:

•	Why has the ARI board not disclosed that one of its director nominees—the chair of its audit committee—was alleged to be involved in a massive multi-year accounting fraud at the public company he founded and served as Chairman of the Board and a senior officer?

•	Why has the ARI board not disclosed to shareholders that in recent weeks it interviewed investment banks, at least one of which advised the board that it should seek to sell the company and could likely obtain between $8 to $10 per share?

•	Why did the ARI board pretend to go along with investment bank and private equity firm interviews arranged by Park City Capital, instead of being forthright and stating that it opposed a sale transaction?

•	Why did ARI attempt to hide its shareholder list from Park City Capital, to which it was lawfully entitled, only finally disclosing the list when its trickery was discovered?

•	Why did the ARI board attempt to surreptitiously “interview” one of our director nominees without informing Park City Capital, when we believe the board had already decided to oppose the nominee and made no effort to amicably resolve the proxy contest?

•	Why does the ARI board maintain a staggered board that keeps it entrenched and insulated from the votes of shareholders?

•	Why does the ARI board advertise William H. Luden, III as one of the “new independent directors” to be added to the board in the last four years, when Luden has been close friends with ARI’s CEO since the 1980s?

•	Why does ARI claim that our director nominees have “limited” or “no” industry experience, when ARI’s director nominees have no industry experience?

•	Why does ARI complain that our nominee Michael J. Fox has served on the RESN board for only nine months and the ADK board for only three years, but then criticize the stock returns of those companies over those relatively short periods? Because they know the performance of Park City Capital’s investment fund overall has been outstanding?

•	Why did ARI complain to shareholders in an earnings conference call about the costs that it will incur in this proxy contest, when the board has made no outreach or other effort to amicably resolve the contest?

These and other reasons are why Park City Capital has nominated two director candidates for election to the ARI board. Park City Capital does not believe that the ARI board can be trusted to consider all available options to maximize value for shareholders—and not just those that benefit the board and management—or to be open and honest with shareholders about it.

Park City Capital’s nominees will represent the best interests of all shareholders

Park City Capital believes that ARI’s shares are significantly undervalued and that current market conditions offer ARI the opportunity to sell the company at a significant premium—a premium that would take years for management to achieve through its “growth plan,” assuming it is capable of achieving that plan. We do not believe that the ARI board and management have genuinely considered a sale of the company but have taken every effort to avoid considering a sale of the company.

We believe that the ARI board will benefit greatly from the addition of two new board members who are experienced in sale transactions and will seek to ensure that the ARI board fairly and properly considers all potential strategic alternatives. Adding two directors to ARI’s six-member staggered board will ensure that a new point of view is heard inside the board room.

Our director nominees, John M. Mueller—the Managing Partner of Partners Private Equity LLC—and Michael J. Fox—the Chief Executive Officer of Park City Capital—are independent and highly qualified and experienced professionals who will represent the best interests of all shareholders.

Shareholders of ARI will be receiving Park City Capital’s proxy statement and BLUE proxy card in the mail shortly. Please vote our BLUE proxy card in favor of our director nominees in support of our efforts to effect positive change at ARI for all shareholders.

If you do not receive our BLUE proxy card, or need any assistance with voting, please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Michael J. Fox of Park City Capital, we urge you to contact him directly at 214-855-0801.

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. have filed with the Securities and Exchange Commission, and are mailing to shareholders on or about November 29, 2016, a definitive proxy statement and a blue proxy card in connection with their solicitation of votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Park City Capital’s definitive proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183